EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Verisk Analytics, Inc. (the “Company”) of our (i) report dated June 8, 2011 with respect to the consolidated financial statements of MediConnect Global, Inc. and subsidiaries for the years ended March 31, 2011 and 2010, and (ii) report dated March 20, 2012 with respect to the consolidated financial statements of MediConnect Global, Inc. and subsidiaries for the period ended December 31, 2011, each as appearing in the Company’s Current Report on Form 8-K/A filed on May 31, 2012.

/s/ Ehrhardt Keefe Steiner & Hottman PC Ehrhardt Keefe Steiner & Hottman PC
Boulder, Colorado
August 22, 2012